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                                                                   EXHIBIT 99

Contact:  Warren Bechtel
          201-291-3672


                      MoneyGram Statement on Earnings Outlook



    Saddle Brook, NJ, December 3, 1997---MoneyGram Payment Systems, Inc. (NYSE:MNE) today issued the following statement regarding the outlook for the company's earnings in the fourth quarter of 1997:

    The consensus of the published estimates from securities analysts for the company's net income for the fourth quarter of 1997 approximates 24 cents per common share, about double the level achieved in the fourth quarter of 1996.

    With transaction volumes for October and November now known, it has become clear that net income for the quarter will fall short of those estimates. However, net income is expected to exceed the 1996 level of 12 cents per share, with an anticipated range of 13 to 15 cents per share. Declining transaction volumes in the second half of November in the U.S.-to-Mexico consumer money transfer market primarily due to the impact of continuing price competition, together with reduced foreign exchange spreads on those transactions, have led to this re-evaluation.

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    MoneyGram Payment Systems, Inc. is a leading non-bank provider of consumer money transfer and other financial services. Through the MoneyGram network of more than 21,000 convenient agent locations, customers can wire cash in minutes to more than 100 countries throughout the world. MoneyGram Express PaymentSM service enables credit card issuers, mortgage servicers, finance companies, collections companies and others to collect good-funds payments from delinquent debtors within hours. The company was organized in January, 1996 and completed the initial public offering of its common shares on December 11, 1996.

    This press release contains forward-looking statements. Information concerning a number of factors that could cause actual results to differ materially from those forward-looking statements is readily available in the company's Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 1997. These factors include consumer demand for money transfer services, competitive factors, future exchange rates, and unanticipated changes in laws or regulations affecting the company's business.

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12/3/97
WB/ak
earnout2